Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance/Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES, RECORD NET EARNINGS

AND RECORD EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

■	Fourth quarter 2013 Revenue:	$1.47 billion; up 10%
■	Fourth quarter 2013 Operating Income:	$153.5 million; up 7%
■	Fourth quarter 2013 EPS:	77 cents vs. 70 cents; up 10%

■	Full Year 2013 Revenue:	$5.6 billion; up 10%
■	Full Year 2013 Operating Income:	$576.7 million; up 9%
■	Full Year 2013 EPS:	$2.87 vs. $2.59; up 11%

LOWELL, ARKANSAS, January 23, 2014 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record fourth quarter 2013 net earnings of $92 million, or diluted earnings per share of 77 cents vs. fourth quarter 2012 net earnings of $84 million, or 70 cents per diluted share.

Total operating revenue for the current quarter was $1.47 billion, compared with $1.34 billion for the fourth quarter 2012. Load growth of 13% in Intermodal (JBI) helped drive an 11% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 17%, primarily from the addition of new customer accounts. Integrated Capacity Solutions (ICS) segment revenue increased by 13%, mostly from a higher load count and an increase in revenue per load. Truck (JBT) segment revenue decreased 19%, primarily from an 11% reduction in fleet size compared to a year ago. Current quarter total operating revenue, excluding fuel surcharges, increased 13% vs. the comparable quarter 2012.

Operating income for the current quarter increased to $153.5 million vs. $143.3 million for the fourth quarter 2012. The increase primarily reflects higher revenue on greater load volumes and improved network balance in JBI. These improvements were partially offset by increased costs paid to hire and retain drivers; higher workers’ compensation and accident costs; increased costs to third party carriers, fewer gains on equipment sales and lower truck utilization.

Net earnings rose 9% to $92 million in the current quarter from $84 million in 2012, primarily due to the growth in revenue and a lower cost of borrowing. Compared with the same period 2012, net interest expense in the current quarter was down approximately $500,000 on a higher average debt balance due to a reduction in our average interest rate. The annual and fourth quarter effective tax rates in 2013 were 38.15% and 38.23%. The annual and fourth quarter effective tax rates in 2012 were 38.5% and 39.16%, respectively.

Segment Information:

Intermodal (JBI)

■ Fourth quarter 2013 Segment Revenue:	$915 million; up 11%
■ Fourth quarter 2013 Operating Income:	$121.5 million; up 17%

JBI revenue for the period grew 11% on a 13% increase in volume over the fourth quarter 2013. Eastern network loads increased 17% and transcontinental loads increased 11% compared to the same quarter 2012. Revenue per load decreased 1.3% from the same period a year ago due to the combination of traffic mix, customer rate increases and changes in fuel surcharge revenue; however, excluding fuel surcharge revenue, revenue per load increased 1.0% from fourth quarter 2012.

Operating income for the quarter grew 17%. Improved network balance yielded positive results in container utilization and a lower percentage of empty reposition moves. Cost increases in rail and dray purchased transportation, driver recruiting and retention costs and insurance and claims costs partially offset the improvements in productivity. The current period ended with approximately 66,000 units of trailing capacity and approximately 4,100 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ Fourth quarter 2013 Segment Revenue:	$331 million; up 17%
■ Fourth quarter 2013 Operating Income:	$29.5 million; up 0.5%

DCS revenue increased 17% during the current quarter vs. 2012. The increase in revenue primarily resulted from 1,154 net additional revenue producing trucks, mostly due to converting customers’ private fleets. Productivity (revenue per truck per week) was virtually flat compared with the fourth quarter 2012 due to the higher percentage of customer provided equipment and customer paid fuel in the DCS book of business.

Operating income was up 0.5% compared to the same quarter 2012. Increases in operating income from a higher truck count due to new customer accounts was partially offset by increases in driver wages, employee recruiting costs, workers’ compensation costs, accident costs and lower gains on sales of revenue equipment compared to fourth quarter 2012.

Integrated Capacity Solutions (ICS)

■ Fourth quarter 2013 Segment Revenue:	$145 million; up 13%
■ Fourth quarter 2013 Operating Income:	$3.5 million; down 24%

ICS revenue increased 13% in the current quarter vs. the fourth quarter 2012 mostly due to a 5% increase in load volume and a 7% increase in revenue per load. Revenue grew faster than volume primarily due to a change in freight mix driven by customer demand. Truckload brokerage volume increased for the quarter, but was partially offset by a decrease in less-than-truckload brokered loads compared to the same quarter in 2012. Both contractual and transactional business realized volume increases, however transactional business grew at a faster pace. Contractual business comprised approximately 65% of the total load volume in the current quarter vs. 67% a year ago.

Operating income decreased 24% over the same period in 2012. Gross profit margin decreased to 12.0% in the current period from 14.1% last year. Positive results from increased load growth at higher revenue per load were offset with gross margin pressure. Third party carrier rates rose faster than contractual customer rates. Additionally, in keeping with our growth strategy, we continue to expand the branch network resulting in increased personnel costs. Total branches at the end of the period grew to 24 from 15 at the end of the same period in 2012. ICS’s carrier base increased 7% and the employee count increased 11% from a year ago.

Truck (JBT)

■ Fourth quarter 2013 Segment Revenue:	$91 million; down 19%
■ Fourth quarter 2013 Operating Loss:	$ (1.0) million; compared to Operating Income of $5.2 million in 2012

JBT revenue for the current quarter decreased 19% from the same period in 2012 due to an 11% reduction in fleet size, lower utilization per truck and lower rates per mile. Rates per mile, excluding fuel surcharges, decreased 2.7% on a 4.6% shorter average length of haul. Rates per mile in the prior year included spot rates largely affected by Hurricane Sandy relief efforts. Rates from consistent shippers decreased 1.0% from a year ago. At the end of the period, JBT’s tractor count was 1,857 compared to 2,093 in the fourth quarter 2012, primarily from a reduction in independent contractor capacity.

JBT incurred an operating loss of $1.0 million in the current quarter compared to operating income of $5.2 million in the same quarter of 2012. Favorable effects from reducing idle trailing equipment, fewer empty miles per load and reductions in office headcount were more than offset by a lower truck count, lower tractor utilization, increased driver and independent contractor pay, and higher maintenance cost per tractor compared to the same period 2012.

The previously announced personnel and leadership changes are expected to address and improve tractor utilization, maintenance and customer service issues that have impacted the profitability of JBT. We expect to demonstrate operational improvements throughout 2014, but significant financial improvements will become more apparent in 2015.

Cash Flow and Capitalization:

At December 31, 2013, we had total debt outstanding of $708 million on various debt instruments compared to $685 million at December 31, 2012 and $687 million at September 30, 2013.

Our net capital expenditures for 2013 approximated $443 million vs. $370 million in 2012. The increase in capital expenditures was primarily due to purchasing additional containers and chassis for JBI and additional and replacement tractors across all business units. At December 31, 2013, we had cash and cash equivalents of $5.8 million.

In the fourth quarter 2013, we used $50 million to purchase approximately 675,000 shares of our common stock. At December 31, 2013, we had approximately $338 million remaining under our share repurchase authorizations.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2012. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2013		2012
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,202,168		$1,067,194
Fuel surcharge revenues	272,108		270,942
Total operating revenues	1,474,276	100.0%	1,338,136	100.0%

Operating expenses
Rents and purchased transportation	742,824	50.4%	666,745	49.8%
Salaries, wages and employee benefits	302,448	20.5%	270,706	20.2%
Fuel and fuel taxes	114,939	7.8%	117,542	8.8%
Depreciation and amortization	66,077	4.5%	59,046	4.4%
Operating supplies and expenses	52,782	3.6%	44,978	3.4%
Insurance and claims	16,400	1.1%	16,447	1.2%
General and administrative expenses, net of asset dispositions	11,884	0.8%	7,513	0.6%
Operating taxes and licenses	8,585	0.6%	7,545	0.6%
Communication and utilities	4,804	0.3%	4,279	0.3%
Total operating expenses	1,320,743	89.6%	1,194,801	89.3%
Operating income	153,533	10.4%	143,335	10.7%
Net interest expense	4,820	0.3%	5,296	0.4%
Earnings before income taxes	148,713	10.1%	138,039	10.3%
Income taxes	56,849	3.9%	54,062	4.0%
Net earnings	$91,864	6.2%	$83,977	6.3%
Average diluted shares outstanding	118,960		120,019
Diluted earnings per share	$0.77		$0.70

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2013		2012
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$4,527,238		$4,058,165
Fuel surcharge revenues	1,057,333		996,815
Total operating revenues	5,584,571	100.0%	5,054,980	100.0%

Operating expenses
Rents and purchased transportation	2,805,568	50.2%	2,485,635	49.2%
Salaries, wages and employee benefits	1,138,213	20.4%	1,037,526	20.5%
Fuel and fuel taxes	455,926	8.2%	465,874	9.2%
Depreciation and amortization	253,380	4.5%	229,166	4.5%
Operating supplies and expenses	202,700	3.6%	178,610	3.5%
Insurance and claims	55,158	1.0%	53,832	1.1%
General and administrative expenses, net of asset dispositions	45,469	0.8%	27,231	0.6%
Operating taxes and licenses	32,307	0.7%	29,461	0.6%
Communication and utilities	19,142	0.3%	17,445	0.3%
Total operating expenses	5,007,863	89.7%	4,524,780	89.5%
Operating income	576,708	10.3%	530,200	10.5%
Net interest expense	23,140	0.4%	25,559	0.5%
Earnings before income taxes	553,568	9.9%	504,641	10.0%
Income taxes	211,186	3.8%	194,287	3.9%
Net earnings	$342,382	6.1%	$310,354	6.1%
Average diluted shares outstanding	119,404		120,022
Diluted earnings per share	$2.87		$2.59

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2013		2012
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$915,071	62%	$821,208	61%
Dedicated	330,684	23%	283,722	21%
Integrated Capacity Solutions	145,293	10%	128,517	10%
Truck	91,213	6%	112,722	9%
Subtotal	1,482,261	101%	1,346,169	101%
Intersegment eliminations	(7,985)	(1%)	(8,033)	(1%)
Consolidated revenue	$1,474,276	100%	$1,338,136	100%

Operating income

Intermodal	$121,523	79%	$104,223	73%
Dedicated	29,532	19%	29,396	20%
Integrated Capacity Solutions	3,518	3%	4,614	3%
Truck	(1,041)	(1%)	5,150	4%
Other (1)	1	0%	(48)	(0%)
Operating income	$153,533	100%	$143,335	100%

	Twelve Months Ended December 31
	2013		2012
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,456,164	62%	$3,071,127	61%
Dedicated	1,231,342	22%	1,079,508	21%
Integrated Capacity Solutions	536,844	10%	456,331	9%
Truck	391,086	7%	483,757	10%
Subtotal	5,615,436	101%	5,090,723	101%
Intersegment eliminations	(30,865)	(1%)	(35,743)	(1%)
Consolidated revenue	$5,584,571	100%	$5,054,980	100%

Operating income

Intermodal	$447,030	77%	$374,965	71%
Dedicated	110,438	19%	116,335	22%
Integrated Capacity Solutions	15,693	3%	16,130	3%
Truck	3,658	1%	22,880	4%
Other (1)	(111)	(0%)	(110)	(0%)
Operating income	$576,708	100%	$530,200	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2013	2012

Intermodal

Loads	415,601	368,022
Average length of haul	1,703	1,720
Revenue per load	$2,202	$2,231
Average tractors during the period *	4,084	3,582

Tractors (end of period)
Company-owned	3,448	3,124
Independent contractor	646	472
Total tractors	4,094	3,596

Net change in trailing equipment during the period	2,059	1,049
Trailing equipment (end of period)	65,979	58,962
Average effective trailing equipment usage	63,914	56,473

Dedicated

Loads	504,738	407,801
Average length of haul	179	196
Revenue per truck per week**	$4,198	$4,220
Average trucks during the period***	6,271	5,294

Trucks (end of period)
Company-owned	5,805	4,844
Independent contractor	10	15
Customer-owned (Dedicated operated)	592	394
Total trucks	6,407	5,253

Trailing equipment (end of period)	19,062	13,448
Average effective trailing equipment usage	20,099	14,884

Integrated Capacity Solutions

Loads	99,444	94,315
Revenue per load	$1,461	$1,363
Gross profit margin	12.0%	14.1%
Employee count (end of period)	503	453
Approximate number of third-party carriers (end of period)	34,600	32,300

Truck

Loads	89,663	104,694
Average length of haul	432	452
Loaded miles (000)	38,629	46,690
Total miles (000)	45,422	55,288
Average nonpaid empty miles per load	80.4	81.6
Revenue per tractor per week**	$3,804	$3,968
Average tractors during the period *	1,921	2,258

Tractors (end of period)
Company-owned	1,200	1,192
Independent contractor	657	901
Total tractors	1,857	2,093

Trailers (end of period)	6,828	8,954
Average effective trailing equipment usage	6,114	7,724

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2013	2012

Intermodal

Loads	1,593,511	1,415,663
Average length of haul	1,694	1,702
Revenue per load	$2,169	$2,169
Average tractors during the period *	3,916	3,417

Tractors (end of period)
Company-owned	3,448	3,124
Independent contractor	646	472
Total tractors	4,094	3,596

Net change in trailing equipment during the period	7,017	4,456
Trailing equipment (end of period)	65,979	58,962
Average effective trailing equipment usage	60,612	54,302

Dedicated

Loads	1,835,872	1,522,740
Average length of haul	190	201
Revenue per truck per week**	$4,109	$4,164
Average trucks during the period***	5,865	5,057

Trucks (end of period)
Company-owned	5,805	4,844
Independent contractor	10	15
Customer-owned (Dedicated operated)	592	394
Total trucks	6,407	5,253

Trailing equipment (end of period)	19,062	13,448
Average effective trailing equipment usage	19,229	13,932

Integrated Capacity Solutions

Loads	388,987	326,574
Revenue per load	$1,380	$1,397
Gross profit margin	11.8%	13.0%
Employee count (end of period)	503	453
Approximate number of third-party carriers (end of period)	34,600	32,300

Truck

Loads	386,875	449,366
Average length of haul	431	467
Loaded miles (000)	165,543	207,677
Total miles (000)	194,046	242,311
Average nonpaid empty miles per load	75.4	77.1
Revenue per tractor per week**	$3,828	$3,891
Average tractors during the period*	2,007	2,435

Tractors (end of period)
Company-owned	1,200	1,192
Independent contractor	657	901
Total tractors	1,857	2,093

Trailers (end of period)	6,828	8,954
Average effective trailing equipment usage	6,877	7,985

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,831	$5,589
Accounts Receivable	568,519	466,011
Prepaid expenses and other	105,853	82,932
Total current assets	680,203	554,532
Property and equipment	3,259,814	2,904,706
Less accumulated depreciation	1,147,610	1,019,232
Net property and equipment	2,112,204	1,885,474
Other assets	26,997	24,635
	$2,819,404	$2,464,641

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$250,000	$100,000
Trade accounts payable	305,465	266,722
Claims accruals	68,221	47,442
Accrued payroll	72,063	70,647
Other accrued expenses	14,062	17,199
Deferred income taxes	2,485	750
Total current liabilities	712,296	502,760

Long-term debt	458,417	585,347
Other long-term liabilities	58,274	53,050
Deferred income taxes	577,965	531,624
Stockholders' equity	1,012,452	791,860
	$2,819,404	$2,464,641

Supplemental Data
(unaudited)

	December 31, 2013	December 31, 2012

Actual shares outstanding at end of period (000)	117,241	117,529

Book value per actual share outstanding at end of period	$8.64	$6.74

	Twelve Months Ended December 31
	2013	2012

Net cash provided by operating activities (000)	$574,351	$548,044

Net capital expenditures (000)	$442,504	$369,679